Exhibit 99.1

AWBC – 2010 Q3 Results

October 27, 2010

AMERICANWEST BANCORPORATION

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES THIRD QUARTER AND

YEAR TO DATE 2010 FINANCIAL RESULTS

SPOKANE, WASHINGTON - AmericanWest Bancorporation (OTCBB: AWBC) today announced third quarter and year to date 2010 financial results, which included the following:

•

Total balance sheet liquidity (comprised of cash, cash equivalents and securities) at September 30, 2010 was $333.4 million as compared to $233.1 million at June 30, 2010, and $250.6 million at December 31, 2009.

•

Provision for loan losses was $3.5 million for the third quarter of 2010 as compared to $4.0 million for the second quarter of 2010 and $9.0 million for the third quarter of 2009. This is the lowest provision for loan losses recorded since the third quarter of 2007.

•	Net charge-offs for the third quarter of 2010 were $4.4 million as compared to $4.0 million for the second quarter of 2010 and $8.7 million for the third quarter of 2009.

•	Third quarter 2010 net interest margin was 3.65%, down 6 basis points from the previous quarter and up 11 basis points from the third quarter of 2009.

•	Non-performing assets at September 30, 2010 decreased by $3.0 million, or 2%, as compared to the prior quarter, and decreased by $26.4 million, or 17% as compared to December 31, 2009.

•	Loans ended the quarter at $1.09 billion, a reduction of $48.8 million, or 4%, from June 30, 2010 and a reduction of $285.0 million, or 21%, from September 30, 2009.

•	Total deposits increased by 4% to $1.45 billion at September 30, 2010 as compared to $1.39 billion at June 30, 2010 and declined by 4% as compared to $1.51 billion at December 31, 2009.

•

Total non-interest expense for the third quarter of 2010 included $2.9 million of foreclosed assets expense, including $1.9 million of valuation adjustments, as compared to an expense of $3.9 million for the second quarter of 2010, including $2.8 million of valuation adjustments.

Subsequent Events:

The Company separately announced today that it had entered into an agreement with a private investor to sell and recapitalize its wholly owned subsidiary, AmericanWest Bank (Bank), in a transaction (Bank Recapitalization) that will significantly strengthen the Bank’s balance sheet and restore its compliance with regulatory capital requirements. To facilitate the Bank Recapitalization, the Company intends to volunatarily file a petition in the U.S. Bankruptcy Court for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The bankruptcy filing will not include the Bank.

Overview of Results; Going Concern Status:

For the quarter ended September 30, 2010, the Company reported a net loss of $5.9 million, or $0.35 per share, as compared to a net loss of $7.9 million, or $0.46 per share, for the second quarter of 2010 and a net loss of

AWBC – 2010 Q3 Results

October 27, 2010

$28.4 million, or $1.65 per share, for the third quarter of 2009. Excluding the goodwill impairment charge of $18.9 million, which is a non-GAAP measure, the loss would have been $9.5 million, or $0.55 per share, for the three months ended September 30, 2009. For the nine months ended September 30, 2010, the Company reported a net loss of $22.4 million, or $1.30 per share, as compared to a net loss of $53.5 million, or $3.11 per share, for the first nine months of the prior year. Excluding the goodwill impairment charge, the net loss for the first nine months of 2009 would have been $34.6 million, or $2.01 per share.

As of December 31, 2009, due to the Company’s significant losses from operations, deterioration in the credit quality of the loan portfolio, and the decline in the level of its regulatory capital to support operations, there was substantial doubt about the Company’s ability to continue as a going concern. Although the factors that caused uncertainty about the Company’s ability to continue as a going concern as of December 31, 2009 continue to exist as of the date of this release, the financial statements contained in this release have been prepared assuming the Company will, nevertheless, continue as a going concern.

Although completion of the Bank Recapitalization is expected to substantially alleviate, if not eliminate, concerns regarding the ability of the Bank to continue to operate as a going concern in the hands of the Bank’s new owner, it is highly unlikely that the Company will emerge from the bankruptcy proceeding as an operating company. Accordingly, even the successful completion of the Bank Recapitalization will not result in any alleviation of the Company’s “going concern” status on a standalone basis. The Company anticipates that, even after receiving proceeds from the sale of the Bank and paying the costs associated with the bankruptcy proceeding, it will not have sufficient assets to pay creditors in full. The Company further believes it is unlikely shareholders will receive any proceeds from the liquidation.

Net Interest Margin:

The tax-equivalent net interest margin for the third quarter of 2010 was 3.65%, down 6 basis points from the second quarter of 2010 and up 11 basis points from the third quarter of 2009. The decrease from the prior quarter is principally due to the decline in average loans (the highest yielding asset) of $55.2 million, or 5%, and the impact of the increased balance sheet liquidity (categorized in overnight deposits with other banks and other). Had the additional amount of on-balance sheet liquidity not increased for the third quarter of 2010 as compared to the prior quarter, the net interest margin would have been 14 basis points higher. The net interest margin increase from the same quarter of the prior year was due to the cost of total interest bearing liabilties declining by 56 basis points and the 5 basis point increase in loan yield. These were partially offset by the on balance sheet liquidity impact of 29 basis points to the net interest margin.

The average yield on loans for the third quarter was 5.85%, an increase of 1 basis point from the prior quarter, and an increase of 5 basis points from the same period in 2009. The loan yield for the third quarter of 2010 was reduced by 50 basis points due to the impact of non-accrual loans, including both reversed and forgone interest, as compared to a 51 basis point reduction in the second quarter of 2010 and a 61 basis point reduction for the same quarter of 2009.

The average cost of interest bearing deposits for the third quarter was 1.32%, a decrease of 6 basis points from the second quarter of 2010 and a decrease of 59 basis points from the third quarter of 2009. The cost of borrowed funds, including FHLB advances and junior subordinated debt, was 5.33% for the third quarter of 2010, an increase of 109 basis points from the second quarter of 2010, and an increase of 174 basis points from the third quarter of 2009, due mainly to the mix of borrowings. The average cost of total interest bearing liabilities for the third quarter of 2010 was 1.54%, as compared to 1.64% for the second quarter of 2010 and 2.10% for the third quarter of 2009. The Company’s cost of funds, inclusive of non-interest bearing deposits, was 1.24% for the third quarter of 2010 as compared to 1.33% for the second quarter of 2010 and 1.74% for the third quarter of 2009.

AWBC – 2010 Q3 Results

October 27, 2010

The tax equivalent net interest margin for the first nine months of 2010 was 3.66%, up 26 basis points from the same period of the prior year due mainly to the decrease in the cost of interest bearing deposits of 80 basis points. The average yield on loans for the first nine months of 2010 has increased 15 basis points as compared to the same period of the prior year to 5.84%.

Loans:

Total outstanding loans as of September 30, 2010 were $1.09 billion, as compared to $1.13 billion at June 30, 2010 and $1.27 billion at December 31, 2009. The linked-quarter reduction was principally driven by a decline of $15.3 million in commercial real estate loans (including $1.5 million in charge-offs and $337 thousand transferred to foreclosed real estate) and a decline in construction, land development and land loans of $13.1 million (including $7.8 million transferred to foreclosed real estate and $2.2 million in charge-offs). Total average loans outstanding for the third quarter of 2010 were $1.12 billion, a decrease of $55.2 million from the prior quarter and $319.1 million from the same period in 2009.

Asset Quality:

Total non-performing assets, net of government guarantees on loans, were 8.61% of total assets at September 30, 2010 as compared to 9.11% of total assets at June 30, 2010 and 9.58% of total assets at December 31, 2009. Non-performing loans, net of government guaranteed amounts, represented 7.75% of total loans at September 30, 2010 as compared to 7.60% of total loans at June 30, 2010 and 8.28% of total loans at December 31, 2009. Non-performing loans reported as of September 30, 2010 are net of cumulative charge-offs of $20.1 million, of which $7.4 million were recognized during the first nine months of 2010. The decrease in non-performing loans during the third quarter is due to transfers to foreclosed assets of $9.4 million, charge-offs of $5.0 million and principal repayments of $4.0 million, offset by additions to non-performing loans of $16.4 million. Foreclosed property at September 30, 2010 totaled $48.0 million and consisted of 50 properties, as compared to $49.0 million (44 properties) at June 30, 2010, and $53.4 million (45 properties) at December 31, 2009. During the third quarter of 2010, 10 foreclosed properties with an aggregate carrying value of $8.4 million were sold, resulting in a net pre-tax gain of $739 thousand. In addition, during the third quarter of 2010, $1.9 million of impairment charges were recognized on foreclosed real estate based upon updated appraisals or adjustments in listing prices resulting from observed market conditions. The $48.0 million carrying value of foreclosed property as of September 30, 2010 was net of $49.9 million of previously recorded loan charge-offs and valuation adjustments. Foreclosure action has been initiated on certain real estate secured non-performing loans, and the Company expects to obtain ownership of approximately $6 million of additional real estate collateral during the fourth quarter of 2010.

At September 30, 2010, the Company had approximately $99.9 million of loans, net of government guarantees, which were not classified as non-performing but were internally identified as potential problem loans due to management’s concerns about the borrower’s financial condition. This represented approximately 9.2% of total outstanding loans, as compared to 9.0% at June 30, 2010.

The Company recognized a third quarter 2010 provision for loan losses of $3.5 million, or 1.24% of average loans on an annualized basis, as compared to $4.0 million, or 1.36% of average loans on an annualized basis, for the quarter ended June 30, 2010. For the quarter ended September 30, 2009, the Company recognized a provision for loan losses of $9.0 million, or 2.48% of average loans on an annualized basis. For the quarter

AWBC – 2010 Q3 Results

October 27, 2010

ended September 30, 2010, net charge-offs were $4.4 million, or 1.55% of average loans annualized, as compared to $4.0 million, or 1.35% of average loans annualized, for the quarter ended June 30, 2010 and $8.7 million, or 2.40% of average loans annualized, for the third quarter of 2009.

The Company recognized a provision for loan losses for the first nine months of 2010 of $12.5 million, or 1.42% of average loans on an annualized basis, as compared to $34.5 million, or 3.01% of average loans on an annualized basis, for the same period of 2009. For the nine months ended September 30, 2010, net charge-offs were $13.9 million, or 1.58% of average loans annualized, as compared to $46.2 million, or 4.04% of average loans annualized, for the same period of 2009.

It is the Company’s general policy to recognize as charge-offs any specific loan impairments for known losses in lieu of carrying such amounts as a specific component of the allowance for credit losses. The allowance for credit losses, which is comprised of the allowance for loan losses and reserve for unfunded commitments, was $38.0 million, or 3.50% of total loans at September 30, 2010, an increase of 40 basis points from December 31, 2009 and an increase of 106 basis points from September 30, 2009. Included in the allowance for loan losses at September 30, 2010 was $2.5 million of specific reserves associated with three loans.

Deposits and Liquidity:

Total average interest bearing deposits for the third quarter of 2010 were $1.13 billion as compared to $1.11 billion in the second quarter of 2010 and $1.24 billion in the third quarter of 2009. Total average non-interest bearing demand deposits for the third quarter of 2010 were $282.6 million, which is substantially unchanged from the second quarter of 2010, and a decrease of $4.4 million, or 2%, from the same period of the prior year. Total average interest bearing demand deposits decreased $2.7 million, or 1%, as compared to the second quarter of 2010 and increased $4.7 million, or 3%, since the third quarter of 2009. The average savings and MMDA deposits in the third quarter of 2010 increased $1.5 million as compared to the second quarter of 2010, and decreased $62.0 million, or 16%, as compared to the third quarter of 2009. The average balance of certificates of deposits for the third quarter of 2010 increased $23.2 million, or 4%, as compared to the second quarter of 2010, and decreased $57.3 million, or 9%, as compared to the third quarter of 2009. Total average deposits for the nine months ended September 30, 2010 declined $111.4 million, or 7%, as compared to the same period of 2009.

Total deposits as of September 30, 2010 were $1.45 billion, an increase of 4% from June 30, 2010 and a decrease of 4% from December 31, 2009. Total brokered certificates of deposit at September 30, 2010 were $2.5 million, unchanged from December 31, 2009.

The reduction in loans, both through principal repayments and collateral liquidation, and the continued stability of the core deposit base have reduced the Company’s reliance on borrowings to fund its liquidity needs over the past year. This is reflected in the increase in balance sheet liquidity (comprised of cash, cash equivalents and securities) of $333.4 million at September 30, 2010 as compared to $250.6 million at December 31, 2009. Total FHLB and other borrowings at September 30, 2010 and June 30, 2010 were $23.6 million, and $63.7 million at December 31, 2009.

As of September 30, 2010, the Bank had total available secured borrowing capacity of approximately $196.3 million through facilities at the FHLB and the Federal Reserve Bank of San Francisco (Fed) Discount Window program. As of September 30, 2010, the Bank had no borrowings from the Fed Discount Window.

AWBC – 2010 Q3 Results

October 27, 2010

Non-interest Income:

Non-interest income for the third quarter of 2010 was $4.3 million, which is consistent with the second quarter of 2010 and a decrease of $333 thousand as compared to the same quarter of the prior year. Fees and service charges on deposits were $2.3 million, an increase of $81 thousand, or 4%, as compared to the second quarter of 2010 and a decrease of $146 thousand, or 6%, as compared to the third quarter of 2009. Fees on mortgage loan sales were $729 thousand, an increase of $101 thousand, or 16%, as compared to the second quarter of 2010 and a decrease of $192 thousand, or 21%, from the third quarter of 2009, due to lower volumes of mortgages originated and sold. Other non-interest income was $1.3 million for the third quarter of 2010 as compared to $1.4 million for the second quarter of 2010, and $1.3 million for the third quarter of 2009. Included in other non-interest income for the third quarter of 2010 were net gains on sales of foreclosed assets of $739 thousand as compared to net losses of $37 thousand for the second quarter of 2010. Additionally, $808 thousand of gains were recorded related to the termination and reversal of certain contractual liabilities during the second quarter. Included in other non-interest income for the third quarter of 2009 was the gain on a sale of a merchant bankcard portfolio of $435 thousand and net gains on the sale of securities of $181 thousand.

Non-interest income for the nine months ended September 30, 2010 was $11.5 million as compared to $17.5 million for the same period of the prior year. Fees and service charges on deposits for the first nine months of 2010 totaled $6.7 million, as compared to $7.0 million for 2009. Fees on mortgage loan sales for the first nine months of 2010 were $1.9 million, a decline of $4.1 million, or 68%, as compared to 2009, principally due to lower volumes of mortgages originated and sold. For the nine months ended September 30, 2010, other non-interest income was $2.9 million, a decrease of $1.6 million, or 35%, as compared to the prior year period, due mainly to a state excise tax refund of $1.3 million in 2009.

Non-interest Expense:

Non-interest expense for the third quarter of 2010 was $19.3 million, as compared to $21.0 million in the second quarter of 2010, and $38.5 million in the third quarter of 2009. Excluding the goodwill impairment charge of $18.9 million, non-interest expenses for the three months ended September 30, 2009 would have been $19.6 million, a non-GAAP measure. Foreclosed assets expense for the third quarter of 2010 was $2.9 million, a decrease of $1.0 million, or 26%, as compared to the second quarter of 2010 and consistent with the third quarter of the prior year. Foreclosed asset expense for the third quarter of 2010 included valuation adjustments recorded based on updated appraisals and other market valuation considerations of $1.9 million, as compared to $2.8 million in the second quarter of 2010 and $2.0 million for the same period of the prior year. Other non-interest expense for the third quarter of 2010 was $3.1 million, a decrease of $194 thousand, or 6%, as compared to the second quarter of 2010 and an increase of $621 thousand, or 25%, as compared to the same period of the prior year. The increase from the prior year period was due mainly to increased legal and professional costs associated with capital restoration efforts. Salaries and employee benefits expense for the third quarter of 2010 was $7.6 million, a decrease of $289 thousand, or 4%, as compared to the second quarter of 2010 and a decrease of $532 thousand, or 7%, from the same quarter of the prior year. The decrease from the second quarter of 2010 is due to fewer employees and decreased benefit expenses, partially offset by decreased deferred costs related to lower loan production. The decrease in salaries and employee benefits from the same quarter of the prior year is due mainly to fewer employees and lower mortgage commissions paid, partially offset by decreased deferred costs related to lower loan production.

Non-interest expense for the nine months ended September 30, 2010 was $59.6 million as compared to $78.7 million for the same period of the prior year. The first nine months of 2009 included a goodwill impairment charge of $18.9 million. Salaries and employee benefits declined $2.4 million, or 9%, as compared to the same period of the prior year due mainly to the reduction in employees as part of the Company’s on-going cost

AWBC – 2010 Q3 Results

October 27, 2010

savings initiatives and lower mortgage commissions paid, partially offset by decreased deferred costs related to lower loan production. Foreclosed assets expense for the first nine months of 2010 was $9.5 million, an increase of $3.8 million, or 66%, as compared to the prior year period. The average foreclosed asset balance has increased 86% during the nine months ended September 30, 2010 as compared to the same period of the prior year, resulting in increased expenses. The increase includes higher valuation adjustments of $2.2 million and increased carrying costs. Additional reductions of non-interest expenses included FDIC assessment expense ($1.0 million, or 17%) related mainly to a special assessment in the prior year, and occupancy and equipment expense ($755 thousand, or 7%) due to on-going cost saving initiatives. Other non-interest expense was $9.0 million for the first nine months of 2010, an increase of $505 thousand, or 6%, due mainly to increased legal and professional fees associated with capital restoration efforts which were partially offset by other savings.

The efficiency ratio for the quarter ended September 30, 2010 was 94%, as compared to 96% in the prior quarter and 84% for the similar quarter of the prior year. The efficiency ratio for the nine months ended September 30, 2010 was 97% as compared to 87% for the same period of the prior year.

Income Taxes:

As a result of the Company’s going concern status, since December 31, 2008, all tax benefits from operating losses have been deferred and all deferred taxes have been fully reserved. The ability of the Company to recognize any tax benefit from its deferred tax assets in the future, even if it is successful in raising additional capital and attaining future operating profitability, will be limited by the current Internal Revenue Code and is not expected to provide a material positive impact on the regulatory capital ratios of the Company or the Bank.

Capital and Regulatory Matters:

On October 27, 2010, the Company announced it had entered into an agreement to sell and recapitalize the Bank. See “Subsequent Events,” above.

At September 30, 2010, total stockholders’ equity was negative $1.8 million. At September 30, 2010, the Bank continued to be classified as “significantly undercapitalized” for regulatory capital purposes, which is unchanged from June 30, 2010. The Company’s and the Bank’s regulatory capital ratios as of September 30, 2010 are included in the financial tables accompanying this release.

On February 24, 2010, the FDIC issued a Supervisory Prompt Corrective Action Directive directing the Bank to recapitalize within 30 days of receipt, and reiterating various requirements already imposed on the Bank by the Order described below.

On September 15, 2009, the Company entered into a Written Agreement with the Federal Reserve Bank of San Francisco. Substantially all of the requirements of the Written Agreement are similar to requirements imposed on the Company and the Bank pursuant to other regulatory agreements, and the Company and the Bank have been operating in a manner consistent with those requirements.

On May 11, 2009, the Bank stipulated to entry of an Order to Cease and Desist (Order) by the FDIC and the Washington Department of Financial Institutions, Division of Banks. Management believes the Bank is in compliance with all but two provisions contained in the Order. First, the Bank did not attain the required Tier 1 leverage capital ratio of 10% within the required 120 day period, which expired on September 8, 2009. The amount of additional capital required to attain the prescribed Tier 1 leverage ratio as of September 30, 2010 was

AWBC – 2010 Q3 Results

October 27, 2010

approximately $116.2 million (please refer to the Consolidated Financial Highlights section of this release for additional information on regulatory capital ratios). Second, the ratio of assets classified as substandard or doubtful noted in the most recent report of examination was not reduced to the required level of 75% of capital by September 8, 2009. The respective ratio was 100% as of September 30, 2010. Although the amount of assets so classified has been reduced by $150.8 million since December 31, 2008, the decrease in the Bank’s regulatory capital resulting from operating losses has impeded the Bank’s ability to achieve the requirements of this provision within the specified timeframe.

About AmericanWest Bancorporation:

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank, which includes Far West Bank in Utah operating as an integrated division of AmericanWest Bank. AmericanWest Bank is a community bank with 58 financial centers located in Washington, Northern Idaho and Utah. For further information on the Company, please visit our web site at www.awbank.net/IR.

This press release includes forward-looking statements, and AmericanWest Bancorporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe AmericanWest Bancorporation’s expectations regarding future events, including the Company’s ability to improve its regulatory capital ratios and the Company’s projections regarding asset quality trends and foreclosed assets activity. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Additional information regarding risks and uncertainties is included in AmericanWest Bancorporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. AmericanWest Bancorporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

AWBC – 2010 Q3 Results

October 27, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Operations:

	For the three months ended:
INTEREST INCOME	9/30/2010	6/30/2010	9/30/2009
Interest and fees on loans	$16,533	$17,133	$21,056
Interest on securities	483	512	650
Other interest income	140	116	88

TOTAL INTEREST INCOME	17,156	17,761	21,794

INTEREST EXPENSE
Interest on deposits	3,745	3,796	5,995
Interest on borrowings	871	1,181	1,409

TOTAL INTEREST EXPENSE	4,616	4,977	7,404

NET INTEREST INCOME	12,540	12,784	14,390
Loan loss provision	3,500	4,000	9,000

NET INTEREST INCOME AFTER LOAN LOSS PROVISION	9,040	8,784	5,390

NON-INTEREST INCOME
Fees and service charges on deposits	2,322	2,241	2,468
Fees on mortgage loan sales, net	729	628	921
Other	1,294	1,422	1,289

TOTAL NON-INTEREST INCOME	4,345	4,291	4,678

NON-INTEREST EXPENSE
Salaries and employee benefits	7,556	7,845	8,088
Foreclosed real estate and other foreclosed assets expense	2,891	3,891	2,879
Equipment expense	1,692	1,705	1,858
FDIC assessment	1,640	1,780	1,762
Occupancy expense, net	1,639	1,659	1,623
Amortization of intangible assets	607	608	716
State business and occupation tax	156	131	155
Impairment of goodwill	—	—	18,852
Other	3,149	3,343	2,528

TOTAL NON-INTEREST EXPENSE	19,330	20,962	38,461

LOSS BEFORE BENEFIT FOR INCOME TAX	(5,945)	(7,887)	(28,393)
BENEFIT FOR INCOME TAX	—	—	—

NET LOSS	$(5,945)	$(7,887)	$(28,393)

Basic loss per common share	$(0.35)	$(0.46)	$(1.65)
Diluted loss per common share	$(0.35)	$(0.46)	$(1.65)
Basic weighted average shares outstanding	17,216	17,216	17,213
Diluted weighted average shares outstanding	17,216	17,216	17,213

Ending book value per share	$(0.10)	$0.21	$2.18
Ending tangible book value per share	$(0.61)	$(0.34)	$1.52
Ending shares outstanding	17,216	17,216	17,213

-more-

AWBC – 2010 Q3 Results

October 27, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Operations:

	For the nine months ended:
INTEREST INCOME	9/30/2010	9/30/2009
Interest and fees on loans	$51,394	$65,108
Interest on securities	1,521	2,093
Other interest income	375	185

TOTAL INTEREST INCOME	53,290	67,386

INTEREST EXPENSE
Interest on deposits	11,796	20,361
Interest on borrowings	3,258	4,786

TOTAL INTEREST EXPENSE	15,054	25,147

NET INTEREST INCOME	38,236	42,239
Loan loss provision	12,500	34,480

NET INTEREST INCOME AFTER LOAN LOSS PROVISION	25,736	7,759

NON-INTEREST INCOME
Fees and service charges on deposits	6,666	7,003
Fees on mortgage loan sales, net	1,895	5,999
Other	2,913	4,472

TOTAL NON-INTEREST INCOME	11,474	17,474

NON-INTEREST EXPENSE
Salaries and employee benefits	23,469	25,844
Foreclosed real estate and other foreclosed assets expense	9,514	5,718
Equipment expense	5,311	5,730
FDIC assessment	5,071	6,093
Occupancy expense, net	4,999	5,335
Amortization of intangible assets	1,823	2,148
State business and occupation tax	408	495
Impairment of goodwill	—	18,852
Other	8,978	8,473

TOTAL NON-INTEREST EXPENSE	59,573	78,688

LOSS BEFORE BENEFIT FOR INCOME TAX	(22,363)	(53,455)
BENEFIT FOR INCOME TAX	—	—

NET LOSS	$(22,363)	$(53,455)

Basic loss per common share	$(1.30)	$(3.11)
Diluted loss per common share	$(1.30)	$(3.11)
Basic weighted average shares outstanding	17,216	17,213
Diluted weighted average shares outstanding	17,216	17,213

Ending book value per share	$(0.10)	$2.18
Ending tangible book value per share	$(0.61)	$1.52
Ending shares outstanding	17,216	17,213

-more-

AWBC – 2010 Q3 Results

October 27, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statement of Condition:

	9/30/2010	6/30/2010	12/31/2009	9/30/2009
ASSETS
Cash and due from banks	$41,393	$35,136	$38,553	$35,335
Overnight interest bearing deposits with other banks	250,305	154,210	163,033	164,099

Cash and cash equivalents	291,698	189,346	201,586	199,434

Securities, available-for-sale at fair value	41,715	43,766	48,986	52,841

Loans, net of allowance for loan losses	1,047,202	1,094,964	1,231,300	1,336,280

Loans, held for sale	7,884	6,544	6,565	15,335
Accrued interest receivable	6,105	5,961	6,515	7,615
FHLB stock	10,267	10,267	10,267	10,267
Premises and equipment, net	33,109	34,015	35,877	36,956
Foreclosed real estate and other foreclosed assets	48,036	48,950	53,383	56,286
Bank owned life insurance	31,960	31,704	31,207	30,958
Intangible assets	8,779	9,387	10,603	11,319
Other assets	9,421	9,544	19,264	6,140

TOTAL ASSETS	$1,536,176	$1,484,448	$1,655,553	$1,763,431

LIABILITIES
Non-interest bearing demand deposits	$288,366	$281,604	$305,996	$291,683
Interest bearing deposits:
NOW, savings accounts and MMDA	540,331	516,657	574,133	593,926
Time, $100,000 and over	227,577	203,792	177,376	216,150
Other time	392,974	390,479	448,035	450,561

TOTAL DEPOSITS	1,449,248	1,392,532	1,505,540	1,552,320
FHLB advances	23,600	23,600	63,600	109,100
Other borrowings	16	46	83	104
Junior subordinated debt	41,239	41,239	41,239	41,239
Accrued interest payable	7,963	7,290	7,369	6,775
Other liabilities	15,900	16,196	18,117	16,354

TOTAL LIABILITIES	1,537,966	1,480,903	1,635,948	1,725,892

STOCKHOLDERS’ (DEFICIT) EQUITY
Preferred stock, no par	—	—	—	—
Common stock, no par	253,478	253,467	253,431	253,426
Accumulated deficit	(257,251)	(251,306)	(234,888)	(217,219)
Accumulated other comprehensive income, net of tax	1,983	1,384	1,062	1,332

TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(1,790)	3,545	19,605	37,539

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$1,536,176	$1,484,448	$1,655,553	$1,763,431

-more-

AWBC – 2010 Q3 Results

October 27, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Loan Portfolio:	9/30/2010	6/30/2010	12/31/2009	9/30/2009
Commercial real estate	$580,293	$595,564	$627,984	$620,169
Residential real estate	158,681	165,395	183,320	189,651
Agricultural	134,098	138,299	142,404	163,895
Construction, land development and other land	99,904	113,010	168,454	229,420
Commercial and industrial	97,200	106,007	130,705	147,548
Installment and other	15,918	16,593	19,040	20,402

Total loans	1,086,094	1,134,868	1,271,907	1,371,085
Allowance for loan losses	(37,645)	(38,535)	(38,999)	(32,991)
Deferred loan fees, net of deferred costs	(1,247)	(1,369)	(1,608)	(1,814)

Net loans	$1,047,202	$1,094,964	$1,231,300	$1,336,280

Non-performing Assets:
Accruing loans over 90 days past due (1)	$0	$0	$0	$0
Non-accrual loans (1)	84,176	86,216	105,271	100,068

Total non-performing loans	$84,176	$86,216	$105,271	$100,068
Foreclosed real estate and other foreclosed assets	48,036	48,950	53,383	56,286

Total non-performing assets	$132,212	$135,166	$158,654	$156,354

Restructured loans (2)	$1,392	$1,396	$6,995	$—

Allowance for Credit Losses:
Allowance for loan losses	$37,645	$38,535	$38,999	$32,991
Reserve for unfunded commitments	350	350	456	402

Allowance for credit losses	$37,995	$38,885	$39,455	$33,393

Credit Quality Ratios:
Non-performing loans to total gross loans (1)	7.75%	7.60%	8.28%	7.30%
Non-performing assets to total assets (1)	8.61%	9.11%	9.58%	8.87%
Allowance for loan loss to total gross loans	3.47%	3.40%	3.07%	2.41%
Allowance for credit losses to total gross loans	3.50%	3.43%	3.10%	2.44%
Allowance for credit losses to non-performing loans (1)	45.14%	45.10%	37.48%	33.37%

(1)	Amounts and ratios shown net of government guarantees on non-performing loans of $1.9 million, $1.9 million, $2.6 million, and $1.4 million, respectively.
(2)	Represents accruing restructured loans performing according to their restructured terms.

-more-

AWBC – 2010 Q3 Results

October 27, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	GAAP	GAAP	GAAP	Non-GAAP (1)
Quarterly Financial Ratios, annualized:	9/30/2010	6/30/2010	9/30/2009	9/30/2009
Return on average assets	-1.57%	-2.06%	-6.35%	-2.13%
Return on average equity	NM	NM	NM	NM
Efficiency ratio (2)	93.76%	96.42%	83.98%
Non-interest income to average assets	1.15%	1.12%	1.05%
Non-interest expenses to average assets	5.11%	5.48%	8.60%
Net interest margin to average earning assets (3)	3.65%	3.71%	3.54%

(1) Excludes impairment of goodwill, when applicable.
(2) Excludes impairment of goodwill, intangible amortization and foreclosed assets expenses.
(3) Presented on a tax equivalent basis for tax exempt securities.

	Nine Months Ended
	GAAP	GAAP	Non-GAAP (1)
Year to Date Financial Ratios, annualized:	9/30/2010	9/30/2009	9/30/2009
Return on average assets	-1.94%	-3.95%	-2.55%
Return on average equity	NM	NM	NM
Efficiency ratio (2)	97.03%	87.03%
Non-interest income to average assets	0.99%	1.29%
Non-interest expenses to average assets	5.16%	5.81%
Net interest margin to average earning assets (3)	3.66%	3.40%

(1)	Excludes impairment of goodwill, when applicable.
(2)	Excludes impairment of goodwill, intangible amortization and foreclosed assets expenses.
(3)	Presented on a tax equivalent basis for tax exempt securities.

NM	ratio is not meaningful.

-more-

AWBC – 2010 Q3 Results

October 27, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended			Nine Months Ended
Allowance for Loan Losses:	9/30/2010	6/30/2010	9/30/2009	9/30/2010	9/30/2009

Balance, beginning of period	$38,535	$38,494	$32,690	$38,999	$44,722
Loan loss provision	3,500	4,000	9,000	12,500	34,480
Loans charged-off	(5,024)	(5,378)	(9,182)	(16,573)	(47,354)
Recoveries	634	1,419	483	2,719	1,143

Balance, end of period	$37,645	$38,535	$32,991	$37,645	$32,991

Reserve for Unfunded Commitments:
Balance, beginning of period	$350	$410	$470	$456	$660
Provision for unfunded commitments	—	(60)	(68)	(106)	(258)

Balance, end of period	$350	$350	$402	$350	$402

Net charge-offs to average gross loans (1)	1.55%	1.35%	2.40%	1.58%	4.04%
Provision for loan losses to average gross loans (1)	1.24%	1.36%	2.48%	1.42%	3.01%
(1) Ratios are annualized.

-more-

AWBC – 2010 Q3 Results

October 27, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Quarter to Date Net Interest Margin:

	Three Months Ended
	September 30, 2010			June 30, 2010			September 30, 2009
	Average			Average			Average
Assets	Balance	Interest	%	Balance	Interest	%	Balance	Interest	%
Loans (1)	$1,121,806	$16,533	5.85%	$1,177,030	$17,133	5.84%	$1,440,940	$21,056	5.80%
Taxable securities	35,619	404	4.50%	37,143	432	4.67%	40,745	509	4.96%
Non-taxable securities (2)	7,344	119	6.43%	7,570	122	6.46%	13,755	213	6.14%
FHLB Stock	10,267	—	0.00%	10,267	—	0.00%	10,267	—	0.00%
Overnight deposits with other banks and other	192,864	140	0.29%	153,364	116	0.30%	113,394	88	0.31%

Total interest earning assets	1,367,900	17,196	4.99%	1,385,374	17,803	5.15%	1,619,101	21,866	5.36%

Non-interest earning assets	133,740			148,319			156,225

Total assets	$1,501,640			$1,533,693			$1,775,326

Liabilities
Interest bearing demand deposits	$186,492	$142	0.30%	$189,191	$176	0.37%	$181,837	$203	0.44%
Savings and MMDA deposits	330,457	653	0.78%	328,963	655	0.80%	392,484	1,262	1.28%
Time deposits	610,623	2,950	1.92%	587,456	2,965	2.02%	667,880	4,530	2.69%

Total interest bearing deposits	1,127,572	3,745	1.32%	1,105,610	3,796	1.38%	1,242,201	5,995	1.91%

Overnight borrowings	3,000	6	0.79%	18,000	39	0.87%	46,126	96	0.83%
Junior subordinated debt	41,239	669	6.44%	41,239	649	6.31%	41,239	633	6.09%
Other borrowings	20,630	196	3.77%	52,521	493	3.77%	68,530	680	3.94%

Total interest bearing liabilities	1,192,441	4,616	1.54%	1,217,370	4,977	1.64%	1,398,096	7,404	2.10%

Non-interest bearing demand deposits	282,572			282,785			287,000
Other non-interest bearing liabilities	24,300			24,604			26,008

Total liabilities	1,499,313			1,524,759			1,711,104
Stockholders’ Equity	2,327			8,934			64,222

Total liabilities and stockholders’ equity	$1,501,640			$1,533,693			$1,775,326

Net interest income and spread		$12,580	3.45%		$12,826	3.51%		$14,462	3.26%

Net interest margin to average earning assets			3.65%			3.71%			3.54%

(1)	Includes loans held for sale and non-performing loans in average loans. Interest income includes loan fee income.
(2)	Tax-exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

-more-

AWBC – 2010 Q3 Results

October 27, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Year to Date Net Interest Margin:

	Nine Months Ended
	September 30, 2010			September 30, 2009
	Average			Average
Assets	Balance	Interest	%	Balance	Interest	%
Loans (1)	$1,175,975	$51,394	5.84%	$1,531,133	$65,108	5.69%
Taxable securities	37,572	1,279	4.55%	42,080	1,577	5.01%
Non-taxable securities (2)	7,541	366	6.49%	17,027	781	6.13%
FHLB Stock	10,267	—	0.00%	10,042	—	0.00%
Overnight deposits with other banks and other	169,214	375	0.30%	71,670	185	0.35%

Total interest earning assets	1,400,569	53,414	5.10%	1,671,952	67,651	5.41%

Non-interest earning assets	144,436			139,205

Total assets	$1,545,005			$1,811,157

Liabilities
Interest bearing demand deposits	$188,238	$485	0.34%	$155,670	$491	0.42%
Savings and MMDA deposits	338,725	2,026	0.80%	409,099	4,474	1.46%
Time deposits	602,782	9,285	2.06%	673,329	15,396	3.06%

Total interest bearing deposits	1,129,745	11,796	1.40%	1,238,098	20,361	2.20%

Overnight borrowings	8,952	56	0.84%	61,686	418	0.91%
Junior subordinated debt	41,239	1,955	6.34%	41,239	1,916	6.21%
Other borrowings	44,462	1,247	3.75%	79,955	2,452	4.10%

Total interest bearing liabilities	1,224,398	15,054	1.64%	1,420,978	25,147	2.37%

Non-interest bearing demand deposits	286,483			289,548
Other non-interest bearing liabilities	24,547			26,166

Total liabilities	1,535,428			1,736,692
Stockholders’ Equity	9,577			74,465

Total liabilities and stockholders’ equity	$1,545,005			$1,811,157

Net interest income and spread		$38,360	3.46%		$42,504	3.04%

Net interest margin to average earning assets			3.66%			3.40%

(1)	Includes loans held for sale and non-performing loans in average loans. Interest income includes loan fee income.
(2)	Tax-exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

-more-

AWBC – 2010 Q3 Results

October 27, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Capital Ratios:

	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2010:
Total capital to risk weighted assets:
Company	$(12,571)	-1.05%	$95,423	8.00%	N/A	N/A
Bank	48,067	4.04%	95,287	8.00%	$119,109	10.00%

Tier I capital to risk weighted assets:
Company	(12,571)	-1.05%	47,712	4.00%	N/A	N/A
Bank	32,893	2.76%	47,644	4.00%	71,465	6.00%

Leverage capital, Tier I capital to average assets:
Company	(12,571)	-0.84%	59,714	4.00%	N/A	N/A
Bank	32,893	2.21%	59,648	4.00%	74,560	5.00%

The amounts and corresponding ratios set forth in the table above for both “adequately capitalized” and “well capitalized” information are based upon Federal banking regulations. As a result of the Bank being subject to the Order discussed above, it will not be immediately considered “well capitalized” by the FDIC upon attaining the corresponding ratios shown in the table.

Contacts:

AmericanWest Bancorporation

Patrick J. Rusnak

President and CEO

509.232.1963

prusnak@awbank.net

or

Kelly McPhee

Communications Manager

509.232.1968

kmcphee@awbank.net

- ### -